EXHIBIT 5.1

January 9, 2013
Bridgepoint Education, Inc.
13500 Evening Creek Drive North, Suite 600
San Diego, California, 92128
Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by you with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,081,981 shares of your common stock, par value $0.01 per share (the “Shares”), reserved for issuance under the 2009 Stock Incentive Plan, as amended and restated March 31, 2009. As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the 2009 Plan.

It is our opinion that the Shares, when issued and sold in the manner referred to in the 2009 Plan and pursuant to the agreements which accompany the 2009 Plan, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.
Very truly yours,
/s/ WILSON SONSINI GOODRICH & ROSATI
Professional Corporation